                                                                      EXHIBIT 12

                                ROCK-TENN COMPANY

              STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS
                                TO FIXED CHARGES
                      (AMOUNTS IN THOUSANDS, EXCEPT RATIO)

                                                                               YEAR ENDED SEPTEMBER 30,
                                                       -----------------------------------------------------------------------
                                                          1997           1998            1999            2000          2001
                                                       ---------      ----------      ----------      ---------      ---------
Fixed Charges:
  Interest expense ...............................     $  26,466      $   34,664      $   30,813      $  34,933      $  33,992
  Amortization of debt issuance costs ............           320             360             365            642          1,050
  Interest capitalized during period .............         1,214             888             931          1,097          1,541
  Portion of rent expense representative of
     interest ....................................         2,584           3,034           3,169          3,539          3,768
                                                       ---------      ----------      ----------      ---------      ---------
  Fixed charges ..................................     $  30,584      $   38,946      $   35,278      $  40,211      $  40,351
                                                       =========      ==========      ==========      =========      =========
Earnings:
  Pretax income (loss) from continuing
     operations ..................................     $  37,756      $   74,613      $   70,253      $  (4,346)     $  52,134
  Fixed charges ..................................        30,584          38,946          35,278         40,211         40,351
  Interest capitalized during period .............        (1,214)           (888)           (931)        (1,097)        (1,541)
  Amortization of interest capitalized ...........           173             300             433            590            810
                                                       ---------      ----------      ----------      ---------      ---------
  Earnings .......................................     $  67,299      $  112,971      $  105,033      $  35,358      $  91,754
                                                       =========      ==========      ==========      =========      =========

Ratio of earnings to fixed charges ...............          2.20            2.90            2.98           0.88           2.27
                                                       =========      ==========      ==========      =========      =========